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                                                                    EXHIBIT 3.23

                            CERTIFICATE OF AMENDMENT

                                     OF THE

                            ARTICLES OF INCORPORATION

                                       OF

                             CHRISTIE ELECTRIC CORP.

     T. E. Christie and H. S. Nutter, the undersigned, hereby certify that:

     1. They are the president and secretary, respectively, of Christie Electric, Corp., a California corporation,

     2. The board of directors of Christie Electric Corp., at a meeting duly held on February 9, 1979 at the principal office of the corporation in Los Angeles, California, duly adopted the amendment of articles of incorporation herein set forth.

     3. Article SIXTH of the articles of incorporation is amended to read:

     "SIXTH: This corporation is authorized to issue sixty thousand shares of common stock of the par value of $10.00 per share and 60,000 shares of preferred stock without par value. On amendment of this Article to read as set forth above, each outstanding share of capital stock is split up and reconstituted as ten shares of common stock. A statement of the rights, preferences, privileges, and restrictions granted to or imposed upon the respective classes of shares or on the holders thereof is as follows:

     1. COMMON STOCK: The holders of common shares shall have convey is on rights as follows:

        a. Each share of common stock shall be convertible, at the option of the holder, into one share of preferred stock at any time on or prior to March 30, 1979.

        b. If, at any time prior to March 30, 1979, any change is made in the corporation's common stock by reason of stock dividend, stock split, combination, or reclassification, the number of preferred shares into which the common shares are convertible shall be proportionately adjusted.

        c. Each share of preferred stock issued upon such conversion shall be deemed to have been issued for a consideration equal to the value of the common share surrendered.

        d. To exercise such conversion right, the holder of common shares shall surrender the certificate or certificates therefor, duly endorsed or accompanied by proper

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instruments of transfer to the office of the corporation, together with a written notice that the holder elects to convert the same into such preferred shares. The corporation shall, as soon as practicable thereafter, issue and deliver to such holder one share of preferred stock for each share of common stock so surrendered.

     2. PREFERRED STOCK: The holders of preferred shares shall have rights, preferences, privileges, and restrictions as follows:

        a. DIVIDENDS: The holders of outstanding preferred shares shall be entitled to receive, when and as declared by the board of directors, out of any assets at the time legally available therefor, dividends in cash at the rate of $9.00 per preferred share per annum, payable quarterly on the 1st day of March, June, September, and December of each year, commencing June 1, 1979. Such dividends shall accrue on each share commencing March 1, 1979, and shall accrue from day to day, whether or not earned or declared. Such dividends shall be cumulative so that if such dividend with respect to any quarterly dividend period shall not have been paid or declared and set apart for payment, the deficiency shall be fully paid on or declared and set apart for such shares before the corporation makes any distribution to holders of common shares. The term "distribution" as used in this paragraph means the transfer of cash or property without consideration, whether by way of dividend or otherwise [except a dividend in shares of the corporation] or the purchase or redemption of shares of the corporation for cash or property. The time of any distribution by way of dividend shall be the date of declaration thereof and the time of any distribution by purchase or redemption of shares shall be the day cash or property is transferred by the corporation.

        After all cumulative dividends on the preferred shares have been paid or declared and set apart, for payment, if the board of directors shall elect to make farther distribution of dividends, such dividends shall be made to all shares, preferred and common, in a like amount.

        b. LIQUIDATION PREFERENCE: In the event of a voluntary or involuntary liquidation, dissolution, or winding up of the corporation, the holders of preferred shares shall be entitled to receive out of the assets of the corporation, whether such assets are capital or surplus of any nature, an amount equal to $100 per preferred share and a further amount equal to any dividends accrued and unpaid thereon, as provided in paragraph 2.a. of this Article SIXTH, to the date that payment is made available to the holders of preferred shares, whether earned or declared or not, and no more, before any payment shall be made or any assets distributed to the holders of common shares.

        If upon such liquidation, dissolution, or winding up, the assets thus distributed among the holders of the preferred shares shall be insufficient to permit the payment to such shareholders of the full preferential amounts aforesaid, then the entire assets of the corporation to be distributed shall be distributed ratably among the holders of preferred shares.

        In the event of any voluntary or involuntary liquidation, dissolution, or winding up of the corporation, subject to all of the preferential rights of the holders of preferred shares on distribution or otherwise, the holders of common shares shall be entitled to receive, ratably, all remaining assets of the corporation.

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        A consolidation or merger of the corporation with or into any other corporation or corporations, or a sale of all or substantially all of the assets of the corporation, shall not be deemed to be a liquidation, dissolution, or winding up within the meaning of this paragraph b."

     4. The foregoing amendment was approved by the required vote of the shareholders of the corporation in accordance with section 902 of the California Corporations Code. The total number of outstanding shares entitled to vote with respect to the foregoing amendment was 3,812 capital shares, and the percentage vote required to approve the amendment was more than 50%. The number of such shares voting in favor of the amendment exceeded the vote required.

     Dated: February 22, 1979.

                                             /s/ T. E. Christie
                                             -----------------------------------
                                             T. E. Christie, President


                                             /s/ H. S. Nutter
                                             -----------------------------------
                                             H. S. Nutter, Secretary

     Each of the undersigned declares under penalty of perjury that the matters set forth in the foregoing certificate are true and correct.

     Executed at Los Angeles, California on February 22, 1979.

                                             /s/ T. E. Christie
                                             -----------------------------------
                                             T. E. Christie, President


                                             /s/ H. S. Nutter
                                             -----------------------------------
                                             H. S. Nutter, Secretary

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